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                       August 29, 2023

       Gary Wunderlich
       President and Chief Financial Officer
       Live Oak Crestview Climate Acquisition Corp.
       40 S Main Street, #2550
       Memphis, TN 38103

                                                        Re: Live Oak Crestview
Climate Acquisition Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 29,
2023
                                                            File No. 001-40832

       Dear Gary Wunderlich:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction